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TRANSPACIFIC INTERNATIONAL GROUP CORP.
SHAREHOLDER RECONFIRMATION



To The Board of Directors
Transpacific International Group Corp.
347 Fifth Avenue
Suite 1507
New York, New York  10016

     The undersigned, owner of           shares of Transpacific International
Group Corp. (the "Shares"), purchased in Transpacific International Group Corp.'s initial public offering, hereby acknowledges that these Shares are being held in escrow pursuant to Rule 419 of Regulation C under the Securities Act of 1933, as amended ("Rule 419"). I further acknowledge that I have 20
     business      days from the effective date of the post-effective
amendment [(    )] to notify Transpacific International Group Corp. that I will remain an investor in Transpacific International Group Corp. I am aware that if Transpacific International Group Corp. has not received this notice
within 20       business      days following the effective date of the
post-effective amendment, my pro rata funds which are currently held in escrow shall be sent by first class mail, or other equally prompt means, to me within
five       business      days.

     I have read over the post-effective amendment of Transpacific International Group Corp. and wish to reconfirm my investment.




Name (print or type)          Signature


Street Address



City, State, Zip Code          Social Security Number


Phone Number


Please return the enclosed Letter of Reconfirmation to Schonfeld & Weinstein, L.L.P., 63 Wall Street, Suite 1801, New York, New York 10005. The
Shareholder Reconfirmation     receipts will be tabluated on      [    ],
1998.  Please make sure this letter is received by Schonfeld & Weinstein by
[    ].